UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2017

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02    Termination of a Material Definitive Agreement

On November 24, 2017, Nektar Therapeutics, a Delaware corporation (the “Company”) reported on a Form 8-K that it did not expect Bayer Healthcare LLC (“Bayer”) to continue further development of Amikacin Inhale.  On December 14, 2017, the Company received formal notice of termination from Bayer of the Co-Development, License and Co-Promotion Agreement, dated August 1, 2007, between the Company and Bayer, effective as of January 13, 2018 (“Agreement”). There are no payment obligations to Bayer that arise as a result of the termination of the Agreement, and the Company will avoid incurring approximately $25 to $30 million in commercial manufacturing scale-up and readiness costs over the next 12-18 months that would have been required to meet the Company’s obligations under the Agreement. Please refer to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2007, for a full description of the Agreement.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Mark A. Wilson
Mark A. Wilson General Counsel and Secretary

Date:	December 15, 2017